Exhibit 10.16 (iii)

Amendments to 2009 Deferred Compensation Plan

Unless otherwise indicated below, these amendments are effective upon their adoption in December, 2009.

1. Section 6.01(a)(i)(A) and Section 6.01(b)(iv) of the Adoption Agreement are amended by deleting the words “plus 6 months”.

2. Section 6.01(a)(i)(B) of the Adoption Agreement is amended by deleting the check mark, which is hereby rescinded effective as of September 1, 2009.

3. Section 6.01(b) of the Adoption Agreement is amended by adding the following sentence immediately after the first sentence: “In the case of any Participant, the applicable distribution event is the earliest of the events checked below.”

4. Section 6.01(b) of the Adoption Agreement is further amended by adding the following to the end thereof:

“If the applicable distribution event is a Separation from Service and the Participant dies after receipt of the first installment and before receipt of the fifth installment, any installment(s) remaining unpaid at death shall be paid, at the same time(s) that such installment(s) would have been paid to the Participant, to the Participant’s Beneficiary. However, if such Beneficiary dies after s/he receives the first of such remaining installments, and before s/he receives the last of such remaining installments, then, notwithstanding any provision above of this Section 6.01(b) or any other provision of this Plan to the contrary, any installment(s) remaining unpaid on the date of death of the Beneficiary shall thereupon cease to be payable, and any benefits payable to or in respect of the Participant under this Plan shall thereupon be deemed to have been paid in full.

“If the applicable distribution event is a Separation from Service and the Participant is entitled to a benefit hereunder but dies prior to receipt of the first installment, then installments will be paid to the Beneficiary commencing at the time that would apply under Section 6.01(a)(i)(A) if the applicable distribution event were death, i.e., commencing within 90 days after death, but not later than the latest date within such 90-day period on which the first installment that would have been paid to the Participant on account of Separation from Service under this Plan if s/he had lived would have been considered timely under Treasury Regulation 1.409A-3(d), and the last four installments will be paid on anniversaries of the first installment payment. If the Beneficiary dies after s/he receives the first installment and before s/he receives all five installments, then, notwithstanding any provision above of this Section 6.01(b) or any other provision of the Plan to the contrary, any installment(s) remaining unpaid on the date of death of the Beneficiary shall thereupon cease to be payable, and any benefits payable to or in respect of the Participant under this Plan shall thereupon be deemed to have been paid in full.

“If the applicable distribution event is death, i.e., a Participant dies before s/he otherwise has a Separation from Service, and his or her Beneficiary is entitled to a benefit hereunder upon his or her death and the Beneficiary dies after s/he receives the first installment and before s/he receives all five installments, then, notwithstanding any provision above of this Section 6.01(b) or any other provision of the Plan to the contrary, any installment(s) remaining unpaid on the date of death of the Beneficiary shall thereupon cease to be payable, and any benefits payable to or in respect of the Participant under this Plan shall thereupon be deemed to have been paid in full.”